Exhibit 99.2

MEI Pharma Presents Updated Clinical Data from the ME-401 Monotherapy and in Combination with Rituximab Phase 1b study in Patients with Follicular Lymphoma at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting

– 80% overall response rate in patients with relapsed or refractory follicular lymphoma –

– Intermittent dosing schedule demonstrates comparable overall response rates with lower rate of delayed Grade 3 adverse events compared to continuous dosing schedule –

SAN DIEGO, June 3, 2019 – MEI Pharma, Inc. (NASDAQ: MEIP), a late-stage pharmaceutical company focused on advancing potential new therapies for cancer, today announced that updated data presented at ASCO 2019 from a Phase 1b study of investigational ME-401, a selective oral inhibitor of PI3K delta, demonstrate an 80% overall response rate in patients with relapsed or refractory (r/r) follicular lymphoma (FL) (n= 50). Additionally, the data demonstrate:

•

Comparable overall response rates, ranging from 75% to 83%, across patient groups receiving ME-401 as a monotherapy or in combination with rituximab, and in patient groups dosed with ME-401 once daily on a continuous schedule (CS) or on an intermittent schedule (IS) of once daily for the first 7 days of a 28-day cycle after 2 months of continuous dosing.

•	A lower rate of delayed, grade 3 adverse events (e.g. 8.7% diarrhea/colitis for IS dosing) observed in patients in the IS group.

•	Durable responses in both CS and IS groups with no median yet reached.

The ME-401 ASCO 2019 poster can be accessed on the MEI Pharma website.

Andrew D. Zelenetz, M.D., Ph.D., Principal Investigator of the Phase 1b study and Professor of Medicine at Weill Cornell Medical College, Medical Director of Quality Informatics at Memorial Sloan Kettering Cancer Center, and Chair of the National Comprehensive Cancer Network’s Non-Hodgkin Lymphoma Guideline Panel, commented: “ME401 is a second generation PI3K inhibitor specific for the delta isoform that has excellent activity in CLL and FL. This class of drugs has been associated with immune related toxicities which are also seen with ME401 dosed continuously. However, we explored a novel dosing strategy with intermittent drug exposure (one week on, 3 weeks off) that appears to markedly reduce toxicity and maintain efficacy. If validated, this could expand the role of PI3K in B-cell malignancies. A prospective randomized phase 2 trial is underway comparing intermittent to continuous dosing aiming to confirm these preliminary findings.”

“The Phase 1b data remain very encouraging and support the further investigation of ME-401 for patients with relapsed or refractory follicular lymphoma,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “ME-401 further represents a unique opportunity to more broadly leverage the utility of PI3K as a central component of B-cell signaling and potentially offer a treatment option across multiple B-cell malignancies either as a monotherapy or in combination with other therapies.”

MEI has initiated a global Phase 2 study to evaluate the efficacy, safety, and tolerability of ME-401 as a single agent in patients with follicular lymphoma after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. The Phase 2 study, now labeled the TIDAL study ‘(Trials of PI3K DeltA in Non-Hodgkin’s Lymphoma), is intended to support an accelerated approval marketing application with the U.S. Food and Drug Administration.

ME-401 Phase 1b Clinical Study

The ongoing Phase 1b clinical study is evaluating ME-401 as a monotherapy and in combination with rituximab or with zanubrutinib in patients with r/r B-cell malignancies. Over 85 patients have been enrolled to date, including 54 patients with r/r FL reported on in the ASCO 2019 poster. Sixty-five percent (35/54) of r/r FL patients had 2 or more prior lines of therapy. Of the 50 evaluable r/r FL patients, 52% (26/50) were a group of FL patients with progression of disease within 24 months (POD24) of initial immunochemotherapy, which typically have a poor prognosis compared to other r/r FL patients.

ME-401 was administered once daily at 60 mg for 2 28-day cycles and then on an intermittent schedule of once daily dosing for the first 7 days of each subsequent 28-day cycle (i.e. the intermittent schedule or IS). A previous cohort of monotherapy patients in the study was treated with ME-401 administered continuously once daily or were switched to the intermittent schedule in later cycles.

The overall response rate in patients with r/r FL was 80% (40/50), with 20% (10/50) achieving a complete response. Patients receiving monotherapy achieved a 79% (30/38) overall response rate and patients receiving ME-401 in combination with rituximab achieved an 83% (10/12) overall response rate. The group of patients receiving IS dosing achieved a 75% (15/20) overall response rate and patients receiving the CS dosing achieved an 83% (25/30) overall response rate. The response rate among POD24 patients was 92% (24/26).

Evaluable R/R FL Patients	Overall Response
All groups (N = 50) CR	40 (80%) 10 (20%)
By treatment arm ME-401 monotherapy (N = 38) ME-401 + rituximab (N = 12)	30 (79%) 10 (83%)
By schedule IS Group (N = 20) CS Group (N = 30)	15 (75%) 25 (83%)

The majority of responses, 88% (35/40), had an objective response by the first two treatment cycles and the achieved responses, to date, are durable; neither median duration of response nor median progression-free survival has been reached. Median follow-up for duration of response in the IS group is 8.8 months (range: 1.9-15.5) and 8.3 months in the CS group (range: 3.0-25.8). Median follow-up for progression free survival is 5.5 months in the IS group (range: 0.9-15.5) and 6.5 months in the CS group (range: 0.9-25.8). Four patients in the IS group and 2 patients in the CS group that were switched to IS dosing experienced progressive disease and reverted to CS dosing to continue treatment.

ME-401 was generally well-tolerated and no grade 4 or grade 5 adverse events have been observed in the Phase 1b study. Among drug related grade 3 adverse events of special interest, the most common are diarrhea/colitis at 8.7% (2/23) on IS dosing and 16.1% (5/31) on CS dosing, and rash with none on IS dosing and 12.9% (4/31) on CS dosing. Four patients, each on the continuous schedule, discontinued due to an adverse event.

The rate of the development of delayed, grade 3 adverse events was improved in patients on the intermittent dosing schedule. There were no isolated grade 3 elevations in ALT and AST; such elevations were transient and in each case were associated with grade 3 diarrhea or rash.

Adverse Events of Special Interest	Grade 3
	CS Group (N = 31)		IS Group (N = 23)

Diarrhea/colitis	5 (16.1%	)	2 (8.7%	)

Rash, all types	4 (12.9%	)	0

ALT increased	2 (6.5%	)	1 (4.3%	)

AST increased	2 (6.5%	)	0

Pneumonia	2 (6.5%	)	0

Mucositis	1 (1.9%	)	0

About ME-401

ME-401 is an investigational oral phosphatidylinositol 3-kinase (“PI3K”) delta inhibitor; PI3K delta is often overexpressed in cancer cells and plays a key role in the proliferation and survival of hematologic cancers. ME-401 displays high selectivity for the PI3K delta isoform and has distinct pharmaceutical properties from other PI3K delta inhibitors. It is being clinically evaluated in patients with various B-cell malignancies. An ongoing, global, Phase 2 study is evaluating the efficacy, safety, and tolerability of ME-401 as a single agent in patients with follicular lymphoma after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. The Phase 2 study is intended to support an accelerated approval new drug application with the U.S Food and Drug Administration.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a late-stage pharmaceutical company focused on developing potential new therapies for cancer. Our portfolio of drug candidates contains four clinical-stage assets, including one candidate in an ongoing global registration trial and another candidate in a Phase 2 clinical trial which may support an accelerated approval marketing application with the U.S. Food and Drug Administration. Each of our pipeline candidates leverages a different mechanism of action with the objective of developing therapeutic options that are: (1) differentiated, (2) address unmet medical needs and (3) deliver improved benefit to patients either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com